Exhibit 10.1

Fifth Amended and Restated Director Compensation Policy

Effective June 18, 2020

Annual Compensation For Board Members:

●	$200,000 of which, $140,000 is awarded by equity awards and, effective January 1, 2018, $60,000 is awarded in cash, payable quarterly.

Additional Committee Chair Fees (payable quarterly):

Audit Committee:$22,000

Compensation Committee: $15,000

Nominating/Corporate Governance:$10,000

Finance Committee (if appointed):$10,000

Lead Director $30,000

Subject to the terms herein, the equity awards granted as part of the annual compensation set forth above will be made at the Board Meeting immediately following the meeting of stockholders, commencing with the 2008 Annual Meeting of Stockholders.

Equity Awards granted to board members shall be in the form of restricted stock units (or restricted stock awards or other similar equity award instrument as agreed to by the compensation committee); these shares will vest in three equal installments annually at a rate of 33.333%, with the first installment vesting on the next September 1 following the annual meeting of stockholders, with vesting at 33.333% each one year anniversary thereafter.  The annual restricted stock unit award granted to a non-employee director under the non-employee director compensation policy will be made at the board of directors' meeting immediately following our annual meeting of stockholders.

In addition, we will make, under our 2015 Stock Option and Incentive Plan (or plan that is in effect), a one-time, initial award of restricted stock units (“RSUs”) of $100,000 (with the number of RSUs determined by dividing $100,000 by the closing price of the Company’s common stock on the date of grant) to any non-employee director (who was not previously a director) who joins the Board. Such RSU awards will vest over three years in three equal installments at a rate of 33.33% per year, with the first vesting date to occur on the one-year anniversary of the first day of the month in which such director is appointed to the Board.

The vesting of all of the equity awards granted to our non-employee directors will also accelerate by 12 months in the event of a change in control.